                                                                      Exhibit 12

                    COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (millions of dollars except for ratio)

                                               Six Months             Year Ended October 31,
                                                 Ended      ----------------------------------------
                                                4/30/97     1996     1995     1994     1993     1992
                                                -------     ----     ----     ----     ----     ----
EARNINGS
Consolidated Pretax Income from Continuing
   Operations                                    210.7      426.8    342.2    619.4    276.7    187.4

Share of Pretax Income of less than 50%
   Owned Affiliates:
      Ingersoll-Dresser Pump Company             (15.2)     (22.1)   (13.2)    (8.8)   (17.1)    (2.2)
      Western Atlas International, Inc.                                                (39.2)   (35.2)

Share of Net Earnings of Other 50% and Less
   Owned Affiliates                               (3.9)      (6.2)    (2.9)   (14.6)   (19.8)   (14.7)

Share of Pretax Income of  50%
   Owned Affiliates                                2.3        7.3     10.1      7.1      9.1     10.8

Dividends Received from less than 50%
   Owned Affiliates                                           2.5      2.7      7.9      3.1      4.1

Fixed Charges (see below)                         44.3       79.1     64.1     61.7     56.5     76.7
                                                 -----      -----    -----    -----    -----    -----
TOTAL EARNINGS                                   238.2      487.4    403.0    672.7    269.3    226.9
                                                 -----      -----    -----    -----    -----    -----
FIXED CHARGES
Interest Expense                                  34.3       60.5     47.4     49.3     44.5     47.4

Debt Expense and Amortization                      0.2        0.5      0.3      0.3      0.3      0.1

Premium on Redemption of Debentures                                                               9.8

Interest Factor of Rental Expense                  9.8       18.1     16.4     12.1     11.7     15.9

Share of Fixed Charges of 50% Owned Affiliates
   Interest Expense                                                                               0.8
   Interest Factor of Rental Expense                                                              2.7
                                                 -----      -----    -----    -----    -----    -----
TOTAL FIXED CHARGES                               44.3       79.1     64.1     61.7     56.5     76.7
                                                 -----      -----    -----    -----    -----    -----
RATIO OF EARNINGS TO FIXED CHARGES                5.38       6.16     6.29    10.90     4.77     2.96
                                                 -----      -----    -----    -----    -----    -----
                                                 -----      -----    -----    -----    -----    -----

Notes:
1. The Company owned 50% of Dresser-Rand Company in most of 1992. Effective October 1, 1992, the Company increased its ownership to 51%.
     Dresser-Rand's pre-tax income is included in Consolidated Pre-Tax Income from Continuing Operations on the basis of 50% in 1992 and 100% in 1993 and thereafter.

2. The Company owned 49% of Ingersoll-Dresser Pump Company from its inception as of October 1, 1992.

3. The Company owned approximately 30% of Western Atlas International, Inc. in 1992 and 1993. The Company sold its interest in Western Atlas International, Inc. in 1994 and had a pretax gain of $275.7 million. Excluding the gain, the ratio is 6.43 in 1994.

4. Share of fixed charges of 50% owned affiliates relates to Dresser-Rand in 1992 and is not significant in all other periods.

5. The interest factor of rental expense is estimated at one-third of total rental expense on long-term leases, which management believes to be a reasonable approximation.